$231,466,322

                            GMAC MORTGAGE CORPORATION
                               SELLER AND SERVICER
                       GMACM MORTGAGE LOAN TRUST 2005-AF1
                                     ISSUER
                    RESIDENTIAL ASSET MORTGAGE PRODUCTS, INC.
                                    DEPOSITOR
            GMACM MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-AF1
                         Supplement dated July 18, 2005
                                       to
                    Prospectus Supplement dated June 27, 2005
                                       to
                       Prospectus dated December 22, 2004
                   ___________________________________________

Capitalized terms used in this supplement are defined in the prospectus supplement dated June 27 2005.

        The prospectus supplement is hereby revised as follows:

        On page S-56 of the prospectus supplement, the following paragraph is added at the end of clause (a) under the heading "Description of the Securities--Principal Distributions on the Senior Certificates":

        "Notwithstanding the foregoing,  amounts distributed pursuant to clauses
(a)(ii), (a)(v), (a)(vi), (a)(vii), (a)(viii), (a)(ix) and (a)(x) will be paid solely from the balance of the remaining Senior Principal Distribution Amount, if any, for the related distribution date."

        This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

        Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days following the date hereof.

DEUTSCHE BANK SECURITIES                                  GOLDMAN, SACHS & CO.
                                  July 18, 2005